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Exhibit 99.77

EXECUTION COPY

REVOLVING CREDIT AGREEMENT
(2001-2B)

Dated as of July 5, 2001

between

STATE STREET BANK AND TRUST COMPANY

as Subordination Agent,

as Borrower

and

CDC FINANCE-CDC IXIS, as Primary Liquidity Provider

Relating to

Northwest Airlines 2001-2B E-EETC Pass Through Trust
Northwest Airlines European Enhanced Equipment Trust Certificates,
Series 2001-2B

i

ANNEXES

ANNEX I	Interest Advance Notice of Borrowing
ANNEX II	Non-Extension Advance Notice of Borrowing
ANNEX III	Downgrade Advance Notice of Borrowing
ANNEX IV	Final Advance Notice of Borrowing
ANNEX V	Notice of Termination ANNEX VI Notice of Replacement Subordination Agent

ii

REVOLVING CREDIT AGREEMENT (2001-2B)

        This REVOLVING CREDIT AGREEMENT (2001-2B) dated as of July 5, 2001, between STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company, not in its individual capacity but solely as Subordination Agent under the Intercreditor Agreement (each as defined below), (the "Borrower"), and CDC FINANCE-CDC IXIS, a French corporation (the "Primary Liquidity Provider").

W I T N E S S E T H:

        WHEREAS, pursuant to the Class B Trust Agreement (such term and all other capitalized terms used in these recitals having the meanings set forth or referred to in Section 1.01), the Class B Trust is issuing the Class B Certificates; and

        WHEREAS, the Borrower, in order to support the timely payment of a portion of the interest on the Class B Certificates in accordance with their terms, has requested the Primary Liquidity Provider to enter into this Agreement, providing in part for the Borrower to request in specified circumstances that Advances be made hereunder.

        NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

        Section 1.01.    Certain Defined Terms.    (a) Definitions. As used in this Agreement and unless otherwise expressly indicated, or unless the context clearly requires otherwise, the following capitalized terms shall have the following respective meanings for all purposes of this Agreement:

        "Advance" means an Interest Advance, a Final Advance, a Provider Advance, an Applied Provider Advance or an Unpaid Advance, as the case may be.

        "Applicable Liquidity Rate" has the meaning assigned to such term in Section 3.07(g).

        "Applicable Margin" means with respect to any Unpaid Advance or Applied Provider Advance, 2.00% per annum.

        "Applied Downgrade Advance" has the meaning assigned to such term in Section 2.06(a).

        "Applied Non-Extension Advance" has the meaning assigned to such term in Section 2.06(a).

        "Applied Provider Advance" has the meaning assigned to such term in Section 2.06(a).

        "Base Rate" means a fluctuating interest rate per annum in effect from time to time, which rate per annum is at all times equal to (a) the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Primary Liquidity Provider from three Federal funds brokers of recognized standing selected by the Primary Liquidity Provider, plus (b) one quarter of one percent (0.25%) per annum.

        "Base Rate Advance" means an Advance that bears interest at a rate based upon the Base Rate.

        "Borrower" has the meaning assigned to such term in the recital of parties to this Agreement.

        "Borrowing" means the making of Advances requested by delivery of a Notice of Borrowing.

        "Business Day" means any day other than a Saturday or Sunday or a day on which commercial banks are required or authorized to close in New York, New York, Minneapolis, Minnesota, Boston, Massachusetts, Paris France, The Republic of Germany, Luxembourg, Luxembourg or, for so long as there are any unused Deposits, Chicago, Illinois or Salt Lake City, Utah, or for so long as any Class B

Certificate is outstanding, the city and state in which the Class B Trustee, the Borrower or any Loan Trustee maintains its Corporate Trust Office or receives or disburses funds.

        "Consent Period" has the meaning assigned to such term in Section 2.10.

        "Delivery Period" means the period from the date hereof through October 22, 2002.

        "Deposit Agreement" means the Deposit Agreement, dated July 5, 2001, between Wells Fargo Bank Northwest, National Association, as Escrow Agent and ABN AMRO Bank N.V., acting through a United States branch, as Depositary, pertaining to the Class B Certificates, as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof.

        "Depositary" has the meaning assigned to such term in the Deposit Agreement.

        "Deposits" has the meaning assigned to such terms in the Deposit Agreement.

        "Downgrade Advance" means an Advance made pursuant to Section 2.02(c).

        "Effective Date" has the meaning specified in Section 4.01. The delivery of the certificate of the Primary Liquidity Provider contemplated by Section 4.01(e) shall be conclusive evidence that the Effective Date has occurred.

        "Excluded Taxes" means (i) Taxes imposed on the overall net income of the Primary Liquidity Provider or of its Facility Office and (ii) Excluded Withholding Taxes.

        "Excluded Withholding Taxes" means (i) withholding Taxes imposed by the United States except to the extent that such United States withholding Taxes are imposed as a result of any change in applicable law (excluding from "change in applicable law" for this purpose, a change in an applicable treaty or other change in law affecting the applicability of a treaty) after the date hereof, or in the case of a successor Primary Liquidity Provider (including a transferee of an Advance) or Facility Office, after the date on which such successor Primary Liquidity Provider obtains its interest or on which the Facility Office is changed, and (ii) any withholding Taxes imposed by the United States or France which are imposed or increased as a result of the Primary Liquidity Provider failing to deliver to the Borrower any certificate or document (which certificate or document in the good faith judgment of the Primary Liquidity Provider it is legally entitled to provide) which is reasonably requested by the Borrower to establish that payments under this Agreement are exempt from (or entitled to a reduced rate of) withholding Tax and (iii) withholding Taxes imposed by France.

        "Expenses" means liabilities, obligations, damages, settlements, penalties, claims, actions, suits, costs, expenses, and disbursements (including, without limitation, reasonable fees and disbursements of legal counsel and costs of investigation), provided that Expenses shall not include any Taxes.

        "Expiry Date" means July 3, 2002, initially, or any date to which the Expiry Date is extended pursuant to Section 2.10.

        "Extension Notice" has the meaning assigned to such term in Section 2.10.

        "Facility Office" means the office of the Primary Liquidity Provider presently located in Paris, France, or such other Facility Office as the Primary Liquidity Provider from time to time shall notify the Borrower as its Facility Office hereunder; provided that the Primary Liquidity Provider shall not change its Facility Office to another Facility Office outside the United States of America or France (if applicable) except in accordance with Section 3.01, 3.02 or 3.03 hereof.

        "Fee Letter" means (i) the Fee Letter dated as of the date hereof between the Primary Liquidity Provider and the Subordination Agent with respect to the initial Class B Primary Liquidity Facility and the Class B Primary Liquidity Facility and (ii) any fee letter entered into between the Subordination Agent and any Replacement Primary Liquidity Provider in respect of such Primary Liquidity Facilities.

        "Final Advance" means an Advance made pursuant to Section 2.02(d).

        "Intercreditor Agreement" means the Intercreditor Agreement dated the date hereof, among the Trustees, the Primary Liquidity Provider, the primary liquidity provider under each Liquidity Facility (other than this Agreement), each Above-Cap Liquidity Provider and the Subordination Agent, as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms.

        "Interest Advance" means an Advance made pursuant to Section 2.02(a).

        "Interest Period" means, with respect to any LIBOR Advance, each of the following periods:

  (i)
  the period beginning on the third London Banking Day following either (a) the Primary Liquidity Provider's receipt of the Notice of Borrowing for such LIBOR Advance or (b) the withdrawal of funds from the Class B Primary Cash Collateral Account for the purpose of paying interest on the Class B Certificates as contemplated by Section 2.06(a) hereof and, in either case, ending on the next Regular Distribution Date; and

  (ii)
  each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the next Regular Distribution Date;

provided, however, that (I) if an Unapplied Provider Advance which is a LIBOR Advance becomes an Applied Provider Advance, the Interest Period then applicable to such Unapplied Provider Advance shall be applicable to such Applied Provider Advance and (II) if (x) the Final Advance shall have been made, or (y) other outstanding Advances shall have been converted into the Final Advance, then the Interest Periods shall be successive periods of one month beginning on the third London Banking Day following the Primary Liquidity Provider's receipt of the Notice of Borrowing for such Final Advance (in the case of clause (x) above) or the last day of the Interest Period then applicable to such outstanding Advances (in the case of clause (y) above).

        "LIBOR Advance" means an Advance bearing interest at a rate based upon the LIBOR Rate.

        "LIBOR Rate" means, with respect to any Interest Period, (i) the rate per annum appearing on display page 3750 (British Bankers Association—LIBOR) of the Dow Jones Markets Service (or any successor or substitute therefor) at approximately 11:00 A.M. (London time) two London Banking Days before the first day of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period, or (ii) if the rate calculated pursuant to clause (i) above is not available, the average (rounded upwards, if necessary, to the next 1/16 of 1%) of the rates per annum at which deposits in dollars are offered for the relevant Interest Period by three banks of recognized standing selected by the Primary Liquidity Provider in the London interbank market at approximately 11:00 A.M. (London time) two London Banking Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the LIBOR Advance to which such Interest Period is to apply and for a period comparable to such Interest Period.

        "Liquidity Event of Default" means the occurrence of the following: (i) all of the Equipment Notes shall have been either declared to be immediately due and payable; provided that, if an acceleration of the Equipment Notes occurs during the Delivery Period, a Liquidity Event of Default shall occur only if the aggregate principal amount of the Equipment Notes exceeds $150 million, or (ii) a Northwest Bankruptcy Event.

        "Liquidity Indemnitee" means (i) the Primary Liquidity Provider, (ii) the directors, officers, employees and agents of the Primary Liquidity Provider, and (iii) the successors and permitted assigns of the persons described in clauses (i) and (ii), inclusive.

        "London Banking Day" means any day on which commercial banks are open for general business in London, England.

        "Maximum Available Commitment" shall mean, subject to the proviso contained in the third sentence of Section 2.02(a), at any time of determination, (a) the Maximum Commitment at such time less (b) the aggregate amount of each Interest Advance outstanding at such time; provided that following a Provider Advance or a Final Advance, the Maximum Available Commitment shall be zero; provided, further, that the Maximum Available Commitment for purposes of calculating the amount of any Non-Extension Advance or Downgrade Advance shall be (a) the then Required Amount (calculated on the basis of a Capped Interest Rate of 20.05% per annum) less (b) the aggregate amount of each Interest Advance outstanding at such time.

        "Maximum Commitment" means (i) in the case of any day occurring before the first Regular Distribution Date, $21,629,474 and (ii) in the case of any day occurring on or after the first Regular Distribution Date, the Required Amount on such day.

        "Non-Excluded Tax" has the meaning specified in Section 3.03(a).

        "Non-Extension Advance" means an Advance made pursuant to Section 2.02(b).

        "Notice of Borrowing" has the meaning specified in Section 2.02(e).

        "Notice of Replacement Subordination Agent" has the meaning specified in Section 3.08.

        "Offering Circular" means the Offering Circular dated June 27, 2001 relating to the Certificates, as such Offering Circular may be amended or supplemented.

        "Performing Note Deficiency" means any time that less than 65% of the then aggregate outstanding principal amount of all Equipment Notes are Performing Equipment Notes.

        "Primary Liquidity Provider" has the meaning assigned to such term in the recital of parties to this Agreement.

        "Provider Advance" means a Downgrade Advance or a Non-Extension Advance.

        "Replenishment Amount" has the meaning assigned to such term in Section 2.06(b).

        "Required Amount" means, for any day, the sum of the aggregate amount of interest, calculated at the rate per annum equal to the Capped Interest Rate for the Class B Certificates, that would be payable on the Class B Certificates on each of the six successive Regular Distribution Dates immediately following such day or, if such day is a Regular Distribution Date, on such day and the succeeding five Regular Distribution Dates, in each case calculated on the basis of the Pool Balance of the Class B Certificates on such day and without regard to expected future payments of principal on the Class B Certificates.

        "Tax Letter" means the letter dated the date hereof between the Primary Liquidity Provider and Northwest pertaining to this Agreement.

        "Termination Date" means the earliest to occur of the following: (i) the Expiry Date; (ii) the date on which the Borrower delivers to the Primary Liquidity Provider a certificate, signed by a Responsible Officer of the Borrower, certifying that all of the Class B Certificates have been paid in full (or provision has been made for such payment in accordance with the Intercreditor Agreement and the Trust Agreements) or are otherwise no longer entitled to the benefits of this Agreement; (iii) the date on which the Borrower delivers to the Primary Liquidity Provider a certificate, signed by a Responsible Officer of the Borrower, certifying that a Replacement Primary Liquidity Facility has been substituted for this Agreement in full pursuant to Section 3.6(e) of the Intercreditor Agreement; (iv) the fifth Business Day following the receipt by the Borrower of a Termination Notice from the Primary Liquidity Provider pursuant to Section 6.01 hereof; and (v) the date on which no Advance is or may (including by reason of reinstatement as herein provided) become available for a Borrowing hereunder.

        "Termination Notice" means the Notice of Termination substantially in the form of Annex V to this Agreement.

        "Transferee" has the meaning assigned to such term in Section 7.08(b).

        "Unapplied Downgrade Advance" means any Downgrade Advance other than an Applied Downgrade Advance.

        "Unapplied Non-Extension Advance" means any Non-Extension Advance other than an Applied Non-Extension Advance.

        "Unapplied Provider Advance" means any Provider Advance other than an Applied Provider Advance.

        "Unpaid Advance" has the meaning assigned to such term in Section 2.05.

        "Withdrawal Notice" has the meaning assigned to such term in Section 2.10.

        (b)    Terms Defined in the Intercreditor Agreement.    For all purposes of this Agreement, the following terms shall have the respective meanings assigned to such terms in the Intercreditor Agreement:

  "Above-Cap Liquidity Provider", "Acceleration", "Affiliate", "Break Amount", "Capped Interest Rate", "Certificates", "Class A Certificates", "Class B Certificateholders", "Class B Certificates", "Class B Primary Cash Collateral Account", "Class B Trust", "Class B Trust Agreement", "Class B Trustee", "Closing Date", "Controlling Party", "Corporate Trust Office", "Delivery Period Expiry Date", "Distribution Date", "Downgraded Facility", "Equipment Notes", "Final Legal Distribution Date", "Financing Agreement", "Fitch", "Indenture", "Initial Purchasers", "Interest Payment Date", "Investment Earnings", "Liquidity Obligations", "Loan Trustee", "Moody's", "Non-Extended Facility", "Northwest", "Northwest Bankruptcy Event", "Note Purchase Agreement", "Operative Agreements", "Pass Through Purchase Agreement", "Performing Equipment Note", "Person", "Pool Balance", "Prepayment Premium", "Primary Liquidity Guarantor", "Rating Agency", "Ratings Confirmation", "Regular Distribution Date", "Replacement Primary Liquidity Facility", "Responsible Officer", "Scheduled Payment", "Special Payment", "Standard & Poor's", "Stated Interest Rate", "Subordination Agent", "Taxes", "Threshold Rating", "Trust Agreements", "Trustee", and "Written Notice".

ARTICLE II

AMOUNT AND TERMS OF THE COMMITMENT

        Section 2.01.    The Advances.    The Primary Liquidity Provider hereby irrevocably agrees, on the terms and conditions hereinafter set forth, to make Advances to the Borrower from time to time on any Business Day during the period from the Effective Date until 4:00 P.M. (New York City time) on the Expiry Date (unless the obligations of the Primary Liquidity Provider shall be earlier terminated in accordance with the terms of Section 2.04(b)) in an aggregate amount at any time outstanding not to exceed the Maximum Commitment.

        Section 2.02.    Making the Advances.    (a) Interest Advances shall be made in one or more Borrowings by delivery to the Primary Liquidity Provider of one or more written and completed Notices of Borrowing in substantially the form of Annex I attached hereto, signed by a Responsible Officer of the Borrower, in an amount not exceeding the Maximum Available Commitment at such time and shall be used solely for the payment when due of interest on the Class B Certificates at the Stated Interest Rate therefor in accordance with Section 3.6(a) of the Intercreditor Agreement. Each Interest Advance made hereunder shall automatically reduce the Maximum Available Commitment and the amount available to be borrowed hereunder by subsequent Advances by the amount of such

Interest Advance (subject to reinstatement as provided in the next sentence). Upon repayment to the Primary Liquidity Provider in full of the amount of any Interest Advance made pursuant to this Section 2.02(a), together with accrued interest thereon (as provided herein), the Maximum Available Commitment shall be reinstated by the amount of such repaid Interest Advance, but not to exceed the Maximum Commitment; provided, however, that the Maximum Available Commitment shall not be so reinstated at any time if (i) a Liquidity Event of Default shall have occurred and be continuing and (ii) there is a Performing Note Deficiency.

        (b)   A Non-Extension Advance shall be made in a single Borrowing if this Agreement is not extended in accordance with Section 3.6(d) of the Intercreditor Agreement (unless a Replacement Primary Liquidity Facility to replace this Agreement shall have been delivered to the Borrower as contemplated by said Section 3.6(d) within the time period specified in such Section) by delivery to the Primary Liquidity Provider of a written and completed Notice of Borrowing in substantially the form of Annex II attached hereto, signed by a Responsible Officer of the Borrower, in an amount equal to the Maximum Available Commitment at such time, and shall be used to fund the Class B Primary Cash Collateral Account in accordance with said Section 3.6(d) and Section 3.6(f) of the Intercreditor Agreement.

        (c)   A Downgrade Advance shall be made in a single Borrowing upon a downgrading of the Primary Liquidity Provider's (or the Primary Liquidity Guarantor's) short-term unsecured debt rating issued by any Rating Agency below the applicable Threshold Rating (as provided for in Section 3.6(c) of the Intercreditor Agreement) unless a Replacement Primary Liquidity Facility to replace this Agreement shall have been previously delivered to the Borrower in accordance with said Section 3.6(c), by delivery to the Primary Liquidity Provider of a written and completed Notice of Borrowing in substantially the form of Annex III attached hereto, signed by a Responsible Officer of the Borrower, in an amount equal to the Maximum Available Commitment at the time of such borrowing, and shall be used to fund the Class B Primary Cash Collateral Account in accordance with said Section 3.6(c) and Section 3.6(f) of the Intercreditor Agreement.

        (d)   A Final Advance shall be made in a single Borrowing upon the receipt by the Borrower of a Termination Notice from the Primary Liquidity Provider pursuant to Section 6.01 hereof by delivery to the Primary Liquidity Provider of a written and completed Notice of Borrowing in substantially the form of Annex IV attached hereto, signed by a Responsible Officer of the Borrower, in an amount equal to the Maximum Available Commitment at such time, and shall be used to fund the Class B Primary Cash Collateral Account in accordance with Section 3.6(i) and Section 3.6(f) of the Intercreditor Agreement.

        (e)   Each Borrowing shall be made on notice in writing (a "Notice of Borrowing") in substantially the form required by Section 2.02(a), 2.02(b), 2.02(c) or 2.02(d), as the case may be, given by the Borrower to the Primary Liquidity Provider. If a Notice of Borrowing is delivered by the Borrower in respect of any Borrowing no later than 12:00 Noon (New York City time) on a Business Day, upon satisfaction of the conditions precedent set forth in Section 4.02 with respect to a requested Borrowing, the Primary Liquidity Provider shall make available to the Borrower, in accordance with its payment instructions, the amount of such Borrowing in U.S. dollars and immediately available funds, before 4:00 p.m. (New York City time) on such Business Day or on such later Business Day specified in such Notice of Borrowing. If a Notice of Borrowing is delivered by the Borrower in respect of any Borrowing after 12:00 Noon (New York City time) on a Business Day, upon satisfaction of the conditions precedent set forth in Section 4.02 with respect to a requested Borrowing, the Primary Liquidity Provider shall make available to the Borrower, in accordance with its payment instructions, the amount of such Borrowing in U.S. dollars and immediately available funds, before 12:00 Noon (New York City time) on the first Business Day next following the day of receipt of such Notice of Borrowing or on such later Business Day specified by the Borrower in such Notice of Borrowing. Payments of proceeds of a Borrowing shall be made by wire transfer of immediately available funds to the Borrower in accordance with such wire transfer instructions as the Borrower shall furnish from time to time to the Primary Liquidity Provider for such purpose. Each Notice of Borrowing shall be irrevocable and binding on the Borrower.

        (f)    Upon the making of any Advance requested pursuant to a Notice of Borrowing, in accordance with the Borrower's payment instructions, the Primary Liquidity Provider shall be fully discharged of its obligation hereunder with respect to such Notice of Borrowing, and the Primary Liquidity Provider shall not thereafter be obligated to make any further Advances hereunder in respect of such Notice of Borrowing to the Borrower or to any other Person. If the Primary Liquidity Provider makes an Advance requested pursuant to a Notice of Borrowing before 12:00 Noon (New York City time) on the second Business Day after the date of payment specified in said Section 2.02(e), the Primary Liquidity Provider shall have fully discharged its obligations hereunder with respect to such Advance and an event of default shall not have occurred hereunder. Following the making of any Advance pursuant to Section 2.02(b), (c) or (d) hereof to fund the Class B Primary Cash Collateral Account, the Primary Liquidity Provider shall have no interest in or rights to the Class B Primary Cash Collateral Account, the funds constituting such Advance or any other amounts from time to time on deposit in the Class B Primary Cash Collateral Account; provided that the foregoing shall not affect or impair the obligations of the Subordination Agent to make the distributions contemplated by Section 3.6(e) or (f) of the Intercreditor Agreement and provided further, that the foregoing shall not affect or impair the rights of the Primary Liquidity Provider to provide written instructions with respect to the investment and reinvestment of amounts in the Cash Collateral Accounts to the extent provided in Section 2.2(b) of the Intercreditor Agreement. By paying to the Borrower proceeds of Advances requested by the Borrower in accordance with the provisions of this Agreement, the Primary Liquidity Provider makes no representation as to, and assumes no responsibility for, the correctness or sufficiency for any purpose of the amount of the Advances so made and requested.

        Section 2.03.    Fees.    The Borrower agrees to pay to the Primary Liquidity Provider the fees set forth in the Fee Letter applicable to this Agreement.

        Section 2.04.    Adjustments or Termination of the Maximum Commitment.

        (a)    Automatic Adjustments.    Promptly following each date on which the Required Amount is (i) reduced as a result of a reduction in the Pool Balance of the Class B Certificates or otherwise or (ii) increased as a result of an increase in the Capped Interest Rate for the Class B Certificates, the Maximum Commitment shall automatically be reduced or increased, as the case may be, to an amount equal to such reduced or increased, as the case may be, Required Amount (as calculated by the Borrower). The Borrower shall give notice of any such automatic reduction or increase of the Maximum Commitment to the Primary Liquidity Provider within two Business Days thereof. The failure by the Borrower to furnish any such notice shall not affect such automatic adjustment of the Maximum Commitment.

        (b)    Termination.    Upon the making of any Provider Advance or Final Advance hereunder or the occurrence of the Termination Date, the obligation of the Primary Liquidity Provider to make further Advances hereunder shall automatically and irrevocably terminate, and the Borrower shall not be entitled to request any further Borrowing hereunder.

        Section 2.05.    Repayments of Interest Advances or the Final Advance.    Subject to Sections 2.06, 2.07 and 2.09 hereof, the Borrower hereby agrees, without notice of an Advance or demand for repayment from the Primary Liquidity Provider (which notice and demand are hereby waived by the Borrower), to pay, or to cause to be paid, to the Primary Liquidity Provider on each date on which the Primary Liquidity Provider shall make an Interest Advance or the Final Advance, an amount equal to (a) the amount of such Advance (any such Advance, until repaid, is referred to herein as an "Unpaid Advance"), plus (b) interest on the amount of each such Unpaid Advance as provided in Section 3.07 hereof; provided that if (i) the Primary Liquidity Provider shall make a Provider Advance at any time after making one or more Interest Advances which shall not have been repaid in accordance with this Section 2.05 or (ii) this Liquidity Facility shall become a Downgraded Facility or Non-Extended Facility at any time when unreimbursed Interest Advances have reduced the Maximum Available Commitment to zero, then such Interest Advances shall cease to constitute Unpaid Advances and shall be deemed to have been changed into an Applied Downgrade Advance or an Applied Non-Extension Advance, as the case may be, for all purposes of this Agreement (including, without limitation, for the purpose of determining when such Interest Advance is required to be repaid to the Primary Liquidity Provider in accordance with Section 2.06 and for the purposes of Section 2.06(b)). The Borrower and the Primary Liquidity Provider agree that the repayment in full of each Interest Advance and Final Advance on the date such Advance is made is intended to be a contemporaneous exchange for new value given to the Borrower by the Primary Liquidity Provider.

        Section 2.06.    Repayments of Provider Advances.    (a) Amounts advanced hereunder in respect of a Provider Advance shall be deposited in the Class B Primary Cash Collateral Account, invested and withdrawn from the Class B Primary Cash Collateral Account as set forth in Sections 3.6(c), (d) and (f) of the Intercreditor Agreement. The Borrower agrees to pay to the Primary Liquidity Provider, on each Regular Distribution Date, commencing on the first Regular Distribution Date after the making of a Provider Advance, interest on the principal amount of any such Provider Advance as provided in Section 3.07; provided, however, that amounts in respect of a Provider Advance withdrawn from the Class B Primary Cash Collateral Account for the purpose of paying interest on the Class B Certificates in accordance with Section 3.6(f) of the Intercreditor Agreement (the amount of any such withdrawal being (y) in the case of a Downgrade Advance, an "Applied Downgrade Advance" and (z) in the case of a Non-Extension Advance, an "Applied Non-Extension Advance" and, together with an Applied Downgrade Advance, an "Applied Provider Advance") shall thereafter (subject to Section 2.06(b)) be treated as an Interest Advance under this Agreement for purposes of determining the Applicable Liquidity Rate for interest payable thereon; provided further, however, that if, following the making of a Provider Advance, the Primary Liquidity Provider delivers a Termination Notice to the Borrower pursuant to Section 6.01 hereof, such Provider Advance shall thereafter be treated as a Final Advance under this Agreement for purposes of determining the Applicable Liquidity Rate for interest payable thereon. Subject to Sections 2.07 and 2.09 hereof, immediately upon the withdrawal of any amounts from the Class B Primary Cash Collateral Account on account of a reduction in the Required Amount, the Borrower shall repay to the Primary Liquidity Provider a portion of the Provider Advances in a principal amount equal to such reduction, plus interest on the principal amount prepaid as provided in Section 3.07 hereof.

        (b)   At any time when an Applied Provider Advance (or any portion thereof) is outstanding, upon the deposit in the Class B Primary Cash Collateral Account of any amount pursuant to clause "third" of Section 2.4(b) of the Intercreditor Agreement, clause "third" of Section 3.2 of the Intercreditor Agreement or clause "fourth" of Section 3.3 of the Intercreditor Agreement (any such amount being a "Replenishment Amount") for the purpose of replenishing or increasing the balance thereof up to the Required Amount at such time, (i) the aggregate outstanding principal amount of all Applied Provider Advances shall be automatically reduced by the amount of such Replenishment Amount and (ii) the aggregate outstanding principal amount of all Unapplied Provider Advances shall be automatically increased by the amount of such Replenishment Amount.

        (c)   Upon the provision of a Replacement Primary Liquidity Facility in replacement of this Agreement in accordance with Section 3.6(e) of the Intercreditor Agreement, amounts remaining on deposit in the Class B Primary Cash Collateral Account after giving effect to any Applied Provider Advance on the date of such replacement shall be reimbursed to the Primary Liquidity Provider, but only to the extent such amounts are necessary to repay in full to the Primary Liquidity Provider all amounts owing to it hereunder.

        Section 2.07.    Payments to the Primary Liquidity Provider Under the Intercreditor Agreement.    In order to provide for payment or repayment to the Primary Liquidity Provider of any amounts hereunder, the Intercreditor Agreement provides that amounts available and referred to in Articles II and III of the Intercreditor Agreement, to the extent payable to the Primary Liquidity Provider pursuant to the terms of the Intercreditor Agreement (including, without limitation, Section 3.6(f) of the Intercreditor Agreement), shall be paid to the Primary Liquidity Provider in accordance with the terms thereof. Amounts so paid to the Primary Liquidity Provider shall be applied by the Primary Liquidity Provider to Liquidity Obligations then due and payable in accordance with the Intercreditor Agreement or, if not provided for in the Intercreditor Agreement, then in such manner as the Primary Liquidity Provider shall deem appropriate.

        Section 2.08.    Book Entries.    The Primary Liquidity Provider shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower resulting from Advances made from time to time and the amounts of principal and interest payable hereunder and paid from time to time in respect thereof; provided, however, that the failure by the Primary Liquidity Provider to maintain such account or accounts shall not affect the obligations of the Borrower in respect of Advances.

        Section 2.09.    Payments from Available Funds Only.    All payments to be made by the Borrower under this Agreement shall be made only from the amounts that constitute Scheduled Payments, Special Payments or payments under Section 7(c) of the Participation Agreements and Section 7 of the Note Purchase Agreement and only to the extent that the Borrower shall have sufficient income or proceeds therefrom to enable the Borrower to make payments in accordance with the terms hereof after giving effect to the priority of payments provisions set forth in the Intercreditor Agreement. The Primary Liquidity Provider agrees that it will look solely to such amounts to the extent available for distribution to it as provided in the Intercreditor Agreement and this Agreement and that the Borrower, in its individual capacity, is not personally liable to it for any amounts payable or liability under this Agreement except as expressly provided in this Agreement, the Intercreditor Agreement or any Participation Agreement. Amounts on deposit in the Class B Primary Cash Collateral Account shall be available to the Borrower to make payments under this Agreement only to the extent and for the purposes expressly contemplated in Section 3.6(f) of the Intercreditor Agreement.

        Section 2.10.    Extension of the Expiry Date; Non-Extension Advance.    The Borrower may, from time to time, by notice to the Primary Liquidity Provider (each such notice being an "Extension Notice") given no later than the 40th day and no earlier than the 60th day prior to the then applicable Expiry Date, request an extension of the Expiry Date to the earlier of (i) the date which is 15 days after the Final Legal Distribution Date for the Class B Certificates and (ii) the date that is the day immediately preceding the 364th day occurring after the last day of the Consent Period (as hereinafter defined). Whether or not the Primary Liquidity Provider has received a request from the Borrower, such Primary Liquidity Provider shall, by a notice to the Borrower, given during the period commencing on the date that is 60 days prior to the Expiry Date then in effect (or, if earlier, the date of such Primary Liquidity Provider's receipt of such request, if any, from the Borrower) and ending on the date that is 25 days prior to the Expiry Date then in effect for such Liquidity Facility (such period, with respect to such Liquidity Facility, the "Consent Period"), advise the Borrower whether, in its sole discretion, it consents to such extension of the Expiry Date, which consent may be given or withheld by the Primary Liquidity Provider in its absolute and sole discretion; provided, however, that such extension shall not be effective with respect to the Primary Liquidity Provider if by a notice (a "Withdrawal Notice") to the Borrower during the Consent Period the Primary Liquidity Provider revokes its consent. If the Primary Liquidity Provider shall not have advised the Borrower on or before the date on which such Consent Period ends that the applicable Expiry Date shall be so extended or if a Withdrawal Notice has been given during the applicable Consent Period, (and, in each case, if the Primary Liquidity Provider shall not have been replaced in accordance with Section 3.6(e) of the Intercreditor Agreement), the Borrower shall be entitled on and after the date on which the Consent Period ends (but prior to the then effective Expiry Date) to request a Non-Extension Advance in accordance with Section 2.02(b) hereof and Section 3.6(d) of the Intercreditor Agreement.

ARTICLE III

OBLIGATIONS OF THE BORROWER

        Section 3.01.    Increased Costs.    If the Primary Liquidity Provider shall determine that (a) any change after the date hereof in any law, regulation, rule or directive or in the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof or in the compliance by the Primary Liquidity Provider (or its head office) with any applicable direction, request or requirement (whether or not having the force of law) of any central bank or competent governmental or other authority shall either (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans made by, the Primary Liquidity Provider, or (ii) impose on the Primary Liquidity Provider any other condition regarding this Agreement or any Advance, or (iii) subject the Primary Liquidity Provider to any Taxes with respect to amounts payable or paid or change the basis of taxation of any amounts payable to the Primary Liquidity Provider (other than Excluded Taxes) and (b) the result of any event referred to in the preceding clauses (i), (ii) or (iii) shall be to increase the cost to the Primary Liquidity Provider of issuing or maintaining its commitment or funding or maintaining Advances (which increase in cost shall be determined by the Primary Liquidity Provider's reasonable allocations of the aggregate of such cost increases resulting from such event), then, upon demand by the Primary Liquidity Provider, the Borrower shall pay, or cause to be paid, to the Primary Liquidity Provider, from time to time as specified by the Primary Liquidity Provider, additional amounts which shall be sufficient to compensate the Primary Liquidity Provider for such increased cost; provided that if such demand for payment is made more than 180 days after a Responsible Officer of the Primary Liquidity Provider obtains actual knowledge of any event referred to in clause (i), (ii) or (iii) above period, the Borrower shall be obligated to pay such additional amounts only with respect to such increased cost actually incurred or effected on or after the 180th day prior to the date of such demand. A certificate as to such increased cost incurred by the Primary Liquidity Provider as a result of any event mentioned in clauses (i), (ii) or (iii) above, prepared in reasonable detail and submitted by the Primary Liquidity Provider to the Borrower, shall be conclusive evidence of the amount owed under this Section, absent manifest error.

        The Primary Liquidity Provider agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Facility Office if making such change would avoid the need for, or reduce the amount of, any amount payable under this Section 3.01 that may thereafter accrue and would not, in the reasonable judgment of the Primary Liquidity Provider, be otherwise disadvantageous to the Primary Liquidity Provider.

        Section 3.02.    Capital Adequacy.    If the Primary Liquidity Provider shall determine that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Primary Liquidity Provider (or its head office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, in each case after the date hereof, has the effect of reducing the rate of return on the Primary Liquidity Provider's capital as a consequence of issuing or maintaining its commitment hereunder or its funding or maintaining Advances to a level below that which the Primary Liquidity Provider could have achieved but for such adoption, change or compliance (taking into consideration the Primary Liquidity Provider's policies with respect to capital adequacy) by an amount deemed by the Primary Liquidity Provider to be material, then, upon demand by the Primary Liquidity Provider, the Borrower shall pay to the Primary Liquidity Provider, from time to time as specified by the Primary Liquidity Provider, additional amounts which shall be sufficient to compensate the Primary Liquidity Provider for such reduction in respect of issuing or maintaining its commitment hereunder or its funding or maintaining Advances. A certificate as to any such additional amount describing the event which has the effect of reducing the rate of return on the Primary Liquidity Provider's capital, prepared in reasonable detail and submitted by the Primary Liquidity Provider to the Borrower, shall be conclusive evidence of the amount owed under this Section, absent manifest error.

        The Primary Liquidity Provider agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Facility Office if making such change would avoid the need for, or reduce the amount of, any amount payable under this Section 3.02 that may thereafter accrue and would not, in the reasonable judgment of the Primary Liquidity Provider, be otherwise disadvantageous to the Primary Liquidity Provider.

        Section 3.03.    Payments Free of Deductions.    (a) All payments made by the Borrower under this Agreement and the Fee Letter shall be made free and clear of, and without reduction for or on account of, any present or future stamp or other taxes, levies, imposts, duties, charges, fees, deductions, withholdings, restrictions or conditions of any nature whatsoever now or hereafter imposed, levied, collected, withheld or assessed, excluding Excluded Taxes (such non-excluded taxes being referred to herein, collectively, as "Non-Excluded Taxes" and, individually, as a "Non-Excluded Tax"). If any Non-Excluded Taxes are required to be withheld from any amounts payable to the Primary Liquidity Provider under this Agreement or the Fee Letter, the amounts so payable to the Primary Liquidity Provider shall be increased to the extent necessary to yield to the Primary Liquidity Provider (after payment of all Non-Excluded Taxes and taxes imposed on the receipt of such increase) interest or any other such amounts payable under this Agreement or any amounts payable under the Fee Letter, as the case may be, at the rates or in the amounts specified in this Agreement or the Fee Letter, as the case may be. The Primary Liquidity Provider agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Facility Office (if it has any Facility Offices outside France) if making such change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of the Primary Liquidity Provider, be otherwise disadvantageous to the Primary Liquidity Provider. On or prior to the Closing Date, the Primary Liquidity Provider agrees to provide to the Borrower (i) two copies of a properly completed United States Internal Revenue Service Form W-8BEN or Form W-8ECI, as appropriate, or other applicable form, certificate or document prescribed by the Internal Revenue Service certifying, in each case, the Primary Liquidity Provider's entitlement to a complete exemption from United States federal withholding tax in respect to any and all payments to be made hereunder, and (ii) agree to provide the Borrower a new Form W-8BEN or Form W-8ECI, as appropriate, (A) on or before the date that any form previously delivered expires or becomes obsolete or (B) after the occurrence of any event requiring a change in the most recent form previously delivered by it and prior to the immediately following due date of any payment by the Borrower hereunder, certifying in the case of a Form W-8ECI or Form W-8BEN that the Primary Liquidity Provider is exempt from or entitled to a reduced rate of United States federal withholding tax on payments under this Agreement.

        (b)   All payments (including, without limitation, Advances) made by the Primary Liquidity Provider under this Agreement shall be made free and clear of, and without reduction for or on account of, any Taxes. If any Taxes are required to be withheld or deducted from any amounts payable to the Borrower under this Agreement, the Primary Liquidity Provider shall (i) within the time prescribed therefor by applicable law pay to the appropriate governmental or taxing authority the full amount of any such Taxes and make such reports or returns in connection therewith at the time or times and in the manner prescribed by applicable law, and (ii) pay to the Borrower the amount remaining after deduction for such Taxes. Within 30 days after the date of each payment hereunder, the Primary Liquidity Provider shall furnish to the Borrower the original or a certified copy of (or other documentary evidence of) a receipt showing the payment of any Taxes pursuant to clause (i).

        (c)   If any exemption from, or reduction in the rate of, any Taxes is reasonably available to the Borrower to establish that payments under this Agreement are exempt from (or entitled to a reduced rate of) tax, the Borrower shall deliver to the Primary Liquidity Provider such form or forms and such other evidence of the eligibility of the Borrower for such exemption or reduction as the Primary Liquidity Provider may reasonably identify to the Borrower as being required as a condition to exemption from, or reduction in the rate of, any Taxes.

        Section 3.04.    Payments.    The Borrower shall make or cause to be made each payment to the Primary Liquidity Provider under this Agreement so as to cause the same to be received by the Primary Liquidity Provider not later than 1:00 P.M. (New York City time) on the day when due. The Borrower shall make all such payments in lawful money of the United States of America, to the Primary Liquidity Provider in immediately available funds, by wire transfer to Bankers Trust Company, One Bankers Trust Plaza—Floor 16, New York, New York 10015, Account No. 04429453, Swift: BKTRUS33, Re: FPS—Yves Barbeau.

        Section 3.05.    Computations.    All computations of interest based on the Base Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the LIBOR Rate shall be made on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.

        Section 3.06.    Payment on Non-Business Days.    Whenever any payment to be made hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and no additional interest shall be due as a result (and if so made, shall be deemed to have been made when due). If any payment in respect of interest on an Advance is so deferred to the next succeeding Business Day, such deferral shall not delay the commencement of the next Interest Period for such Advance (if such Advance is a LIBOR Advance) or reduce the number of days for which interest will be payable on such Advance on the next interest payment date for such Advance.

        Section 3.07.    Interest.    (a) Subject to Section 2.09, the Borrower shall pay, or shall cause to be paid, without duplication, interest on (i) the unpaid principal amount of each Advance from and including the date of such Advance (or, in the case of an Applied Provider Advance, from and including the date on which the amount thereof was withdrawn from the Class B Primary Cash Collateral Account to pay interest on the Class B Certificates) to but excluding the date such principal amount shall be paid in full (or, in the case of an Applied Provider Advance, the date on which the Class B Primary Cash Collateral Account is fully replenished in respect of such Advance) and (ii) any other amount due hereunder (whether fees, commissions, expenses or other amounts or, to the extent permitted by law, installments of interest on Advances or any such other amount) which is not paid when due (whether at stated maturity, by acceleration or otherwise) from and including the due date thereof to but excluding the date such amount is paid in full, in each such case, at a fluctuating interest rate per annum for each day equal to the Applicable Liquidity Rate (as defined below) for such Advance or such other amount as in effect for such day, but in no event at a rate per annum greater than the maximum rate permitted by applicable law; provided, however, that, if at any time the otherwise applicable interest rate as set forth in this Section 3.07 shall exceed the maximum rate permitted by applicable law, then any subsequent reduction in such interest rate will not reduce the rate of interest payable pursuant to this Section 3.07 below the maximum rate permitted by applicable law until the total amount of interest accrued equals the amount of interest that would have accrued if such otherwise applicable interest rate as set forth in this Section 3.07 had at all times been in effect.

        (b)   Each Advance (other than any Unapplied Provider Advance) will be either a Base Rate Advance or a LIBOR Advance as provided in this Section. Each such Advance will be a Base Rate Advance for the period from the date of its borrowing to (but excluding) the third London Banking Day following the Primary Liquidity Provider's receipt of the Notice of Borrowing for such Advance. Thereafter, such Advance shall be a LIBOR Advance; provided that (i) an Applied Provider Advance shall always be a LIBOR Advance unless the Borrower elects otherwise and (ii) the Borrower (at the direction of the Controlling Party, so long as the Primary Liquidity Provider is not the Controlling Party) may (x) convert the Final Advance into a Base Rate Advance on the last day of an Interest Period for such Advance by giving the Primary Liquidity Provider no less than four Business Days' prior written notice of such election or (y) elect to maintain the Final Advance as a Base Rate Advance by not requesting a conversion of the Final Advance to a LIBOR Advance under Clause (5) of the applicable Notice of Borrowing (or, if such Final Advance is deemed to have been made, without delivery of a Notice of Borrowing pursuant to Section 2.06, by requesting, prior to 11:00 A.M. (New York City time) on the first Business Day immediately following the Borrower's receipt of the applicable Termination Notice, that such Final Advance not be converted from a Base Rate Advance to a LIBOR Advance).

        (c)   Each LIBOR Advance shall bear interest during each Interest Period at a rate per annum equal to the LIBOR Rate for such Interest Period plus the Applicable Margin for such LIBOR Advance, payable in arrears on the last day of such Interest Period and, in the event of the payment of principal of such LIBOR Advance on a day other than such last day, on the date of such payment (to the extent of interest accrued on the amount of principal repaid).

        (d)   Each Base Rate Advance shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin for such Base Rate Advance, payable in arrears on each Regular Distribution Date and, in the event of the payment of principal of such Base Rate Advance on a day other than a Regular Distribution Date, on the date of such payment (to the extent of interest accrued on the amount of principal repaid).

        (e)   Each Unapplied Provider Advance shall bear interest in an amount equal to the Investment Earnings on amounts on deposit in the Class B Primary Cash Collateral Account, payable in arrears on each Distribution Date.

        (f)    Each amount not paid when due hereunder (whether fees, commissions, expenses or other amounts or, to the extent permitted by applicable law, installments of interest on Advances but excluding Advances) shall bear interest at a rate per annum equal to the Base Rate plus 2.00% until paid.

        (g)   Each change in the Base Rate shall become effective immediately. The rates of interest specified in this Section 3.07 with respect to any Advance or other amount shall be referred to as the "Applicable Liquidity Rate".

        Section 3.08.    Replacement of Borrower.    From time to time and subject to the successor Borrower's meeting the eligibility requirements set forth in Section 6.9 of the Intercreditor Agreement applicable to the Subordination Agent, upon the effective date and time specified in a written and completed Notice of Replacement Subordination Agent in substantially the form of Annex VI attached hereto (a "Notice of Replacement Subordination Agent") delivered to the Primary Liquidity Provider by the then Borrower, the successor Borrower designated therein shall be substituted for the Borrower for all purposes hereunder.

        Section 3.09.    Funding Loss Indemnification.    The Borrower shall pay to the Primary Liquidity Provider, upon the request of the Primary Liquidity Provider, such amount or amounts as shall be sufficient (in the reasonable opinion of the Primary Liquidity Provider) to compensate it for any loss, cost, or expense incurred as a result of the liquidation or redeployment of deposits or other funds acquired by the Primary Liquidity Provider to fund or maintain any LIBOR Advance (but excluding loss of anticipated profits) incurred as a result of:

          (1)   Any repayment of a LIBOR Advance on a date other than the last day of the Interest Period for such Advance; or

          (2)   Any failure by the Borrower to borrow a LIBOR Advance on the date for borrowing specified in the relevant notice under Section 2.02.

        Section 3.10.    Illegality.    Notwithstanding any other provision in this Agreement, if any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Primary Liquidity Provider (or its Facility Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for the Primary Liquidity Provider (or its Facility Office) to maintain or fund its LIBOR Advances, then upon notice to the Borrower by the Primary Liquidity Provider, the outstanding principal amount of the LIBOR Advances shall be converted to Base Rate Advances (a) immediately upon demand of the Primary Liquidity Provider, if such change or compliance with such request, in the judgment of the Primary Liquidity Provider, requires immediate repayment; or (b) at the expiration of the last Interest Period to expire before the effective date of any such change or request.

ARTICLE IV

CONDITIONS PRECEDENT

        Section 4.01.    Conditions Precedent to Effectiveness of Section 2.01.     Section 2.01 of this Agreement shall become effective on and as of the first date (the "Effective Date") on which the following conditions precedent have been satisfied or waived:

          (a)   The Primary Liquidity Provider shall have received on or before the Closing Date each of the following, and in the case of each document delivered pursuant to paragraphs (i), (ii) and (iii), each in form and substance satisfactory to the Primary Liquidity Provider:

              (i)  This Agreement and the Fee Letter duly executed on behalf of the Borrower and acknowledged by Northwest;

             (ii)  The Intercreditor Agreement duly executed on behalf of each of the parties thereto;

            (iii)  Fully executed copies of each of the Operative Agreements executed and delivered on or before the Closing Date (other than this Agreement, the Fee Letter and the Intercreditor Agreement);

            (iv)  A copy of the Offering Circular and specimen copies of the Class B Certificates;

             (v)  An executed copy of each document, instrument, certificate and opinion delivered on or before the Closing Date pursuant to the Class B Trust Agreement, the Intercreditor Agreement and the other Operative Agreements (in the case of each such opinion, other than the opinion of counsel for the Initial Purchasers, either addressed to the Primary Liquidity Provider or accompanied by a letter from the counsel rendering such opinion to the effect that the Primary Liquidity Provider is entitled to rely on such opinion as of its date as if it were addressed to the Primary Liquidity Provider);

            (vi)  Evidence that there shall have been made and shall be in full force and effect, all filings, recordings and/or registrations, and there shall have been given or taken any notice or other similar action as may be reasonably necessary or, to the extent reasonably requested by the Primary Liquidity Provider, reasonably advisable, in order to establish, perfect, protect and preserve the right, title and interest, remedies, powers, privileges, liens and security interests of, or for the benefit of, the Trustees, the Borrower and the Primary Liquidity Provider created by the Operative Agreements executed and delivered on or prior to the Closing Date;

           (vii)  A letter from Northwest Airlines Corporation, pursuant to which (i) Northwest Airlines Corporation agrees to provide copies of quarterly financial statements and audited annual financial statements to the Primary Liquidity Provider, and such other information as the Primary Liquidity Provider shall reasonably request with respect to the transactions contemplated by the Operative Agreements and (ii) Northwest Airlines Corporation agrees to allow the Primary Liquidity Provider to inspect its books and records regarding such transactions, and to discuss such transactions with officers and employees of Northwest Airlines Corporation; and

          (viii)  Such other documents, instruments, opinions and approvals pertaining to the transactions contemplated hereby or by the other Operative Agreements as the Primary Liquidity Provider shall have reasonably requested.

          (b)   The following statement shall be true on and as of the Effective Date: no event has occurred and is continuing, or would result from the entering into of this Agreement or the making of any Advance, which constitutes a Liquidity Event of Default.

          (c)   The Primary Liquidity Provider shall have received payment in full of all fees and other sums required to be paid to or for the account of the Primary Liquidity Provider on or prior to the Effective Date.

          (d)   All conditions precedent to the issuance of the Certificates under the Trust Agreements shall have been satisfied or waived, all conditions precedent to the effectiveness of the other Liquidity Facilities shall have been satisfied or waived, and all conditions precedent to the purchase of the Class B Certificates by the Initial Purchasers under the Purchase Agreement shall have been satisfied (unless any of such conditions precedent shall have been waived by the Initial Purchasers).

          (e)   The Borrower shall have received a certificate, dated the date hereof, signed by a duly authorized representative of the Primary Liquidity Provider, certifying that all conditions precedent to the effectiveness of Section 2.01 have been satisfied or waived.

        Section 4.02.    Conditions Precedent to Borrowing.    The obligation of the Primary Liquidity Provider to make an Advance on the occasion of each Borrowing shall be subject to the conditions precedent that the Effective Date shall have occurred and, prior to the date of such Borrowing, the Borrower shall have delivered a Notice of Borrowing which conforms to the terms and conditions of this Agreement and has been completed as may be required by the relevant form of the Notice of Borrowing for the type of Advances requested.

ARTICLE V

COVENANTS

        Section 5.01.    Affirmative Covenants of the Borrower.    So long as any Advance shall remain unpaid or the Primary Liquidity Provider shall have any Maximum Commitment hereunder or the Borrower shall have any obligation to pay any amount to the Primary Liquidity Provider hereunder, the Borrower will, unless the Primary Liquidity Provider shall otherwise consent in writing:

          (a)    Performance of This and Other Agreements.    Punctually pay or cause to be paid all amounts payable by it under this Agreement and the other Operative Agreements and observe and perform in all material respects the conditions, covenants and requirements applicable to it contained in this Agreement and the other Operative Agreements.

          (b)    Reporting Requirements.    Furnish to the Primary Liquidity Provider with reasonable promptness, such other information and data with respect to the transactions contemplated by the Operative Agreements as from time to time may be reasonably requested by the Primary Liquidity Provider; and permit the Primary Liquidity Provider, upon reasonable notice, to inspect the

  Borrower's books and records with respect to such transactions and to meet with officers and employees of the Borrower to discuss such transactions.

          (c)    Certain Operative Agreements.    Furnish to the Primary Liquidity Provider with reasonable promptness, such Operative Agreements entered into after the date hereof as from time to time may be reasonably requested by the Primary Liquidity Provider.

        Section 5.02.    Negative Covenants of the Borrower.    So long as any Advance shall remain unpaid or the Primary Liquidity Provider shall have any Maximum Commitment hereunder or the Borrower shall have any obligation to pay any amount to the Primary Liquidity Provider hereunder, the Borrower will not appoint or permit or suffer to be appointed any successor Borrower without the prior written consent of the Primary Liquidity Provider, which consent shall not be unreasonably withheld or delayed.

ARTICLE VI

LIQUIDITY EVENTS OF DEFAULT

        Section 6.01.    Liquidity Events of Default.    If (a) any Liquidity Event of Default has occurred and is continuing and (b) there is a Performing Note Deficiency, the Primary Liquidity Provider may, in its discretion, deliver to the Borrower a Termination Notice, the effect of which shall be to cause (i) this Agreement to expire on the fifth Business Day after the date on which such Termination Notice is received by the Borrower, (ii) the Borrower to promptly request, and the Primary Liquidity Provider to promptly make, a Final Advance in accordance with Section 2.02(d) hereof and Section 3.6(i) of the Intercreditor Agreement, (iii) all other outstanding Advances to be automatically converted into Final Advances for purposes of determining the Applicable Liquidity Rate for interest payable thereon, and (iv) subject to Sections 2.07 and 2.09 hereof, all Advances (including, without limitation, any Provider Advance and Applied Provider Advance), any accrued interest thereon and any other amounts outstanding hereunder to become immediately due and payable to the Primary Liquidity Provider.

ARTICLE VII

MISCELLANEOUS

        Section 7.01.    Amendments, Etc.    No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Primary Liquidity Provider, and, in the case of an amendment or of a waiver by the Borrower, the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

        Section 7.02.    Notices, Etc.    Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telecopier and mailed or delivered or sent by telecopier):

Borrower:	STATE STREET BANK AND TRUST COMPANY 2 Avenue de Lafayette Boston, Massachusetts 02111 Attention: Corporate Trust Administration Telecopy: (617) 988-9514
Primary Liquidity Provider:	CDC FINANCE-CDC IXIS c/o CDC Finance—FPS 137, rue de l'Université 75007 Paris, France
Attention: Yves Barbeau Telephone: (33) 1 40 49 83 61 Telecopy: (33) 1 40 49 72 29
Attention: Olivia Yedikardachian Telephone: (33) 1 40 49 91 62
Attention: Pascale Thevenoux Telephone: (33) 1 40 49 56 46 Telecopy: (33) 1 40 49 91 62
with a copy of any Notice of Borrowing to:
CAISSE DES DÉPÔTS ET CONSIGNATIONS c/o CDC Finance—FPS 137, rue de l'Université 75007 Paris, France
Attention: Oliver Guittet Telephone: (33) 1 40 49 66 88 Telecopy: (33) 1 40 49 85 68
Attention: Philippe Rigou Telephone: (33) 1 40 49 21 56 Telecopy: (33) 1 40 49 85 68

or, as to each of the foregoing, at such other address as shall be designated by such Person in a written notice to the others. All such notices and communications shall be effective (i) if given by telecopier, when transmitted to the telecopier number specified above, (ii) if given by mail, when deposited in the mails addressed as specified above, and (iii) if given by other means, when delivered at the address specified above, except that written notices to the Primary Liquidity Provider pursuant to the provisions of Articles II and III hereof shall not be effective until received by the Primary Liquidity Provider. A copy of all notices delivered hereunder to either party shall in addition be delivered to each of the parties to the Participation Agreements at their respective addresses set forth therein.

        Section 7.03.    No Waiver; Remedies.    No failure on the part of the Primary Liquidity Provider to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right under this Agreement preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

        Section 7.04.    Further Assurances.    The Borrower agrees, at no cost to the Primary Liquidity Provider, to do such further acts and things and to execute and deliver to the Primary Liquidity Provider such additional assignments, agreements, powers and instruments as the Primary Liquidity Provider may reasonably require or deem advisable to carry into effect the purposes of this Agreement and the other Operative Agreements or to better assure and confirm unto the Primary Liquidity Provider its rights, powers and remedies hereunder and under the other Operative Agreements.

        Section 7.05.    Indemnification; Survival of Certain Provisions.    The Primary Liquidity Provider shall be indemnified hereunder to the extent and in the manner described in Section 7(c) of the Participation Agreements. In addition, the Borrower agrees to indemnify, protect, defend and hold harmless the Primary Liquidity Provider from, against and in respect of, and shall pay on demand, all Expenses of any kind or nature whatsoever (other than any Expenses of the nature described in Sections 3.01, 3.02 or 7.07 hereof or in the Fee Letter applicable to this Agreement (regardless of whether indemnified against pursuant to said Sections or in such Fee Letter)), that may be imposed, incurred by or asserted against any Liquidity Indemnitee, in any way relating to, resulting from, or arising out of or in connection with any action, suit or proceeding by any third party against such Liquidity Indemnitee and relating to this Agreement, the Fee Letter applicable to this Agreement, the Intercreditor Agreement or any Financing Agreement; provided, however, that the Borrower shall not be required to indemnify, protect, defend and hold harmless any Liquidity Indemnitee in respect of any Expense of such Liquidity Indemnitee to the extent such Expense is (i) attributable to the gross negligence or willful misconduct of such Liquidity Indemnitee or any other Liquidity Indemnitee, (ii) ordinary and usual operating overhead expense, or (iii) attributable to the failure by such Liquidity Indemnitee or any other Liquidity Indemnitee to perform or observe any agreement, covenant or condition on its part to be performed or observed in this Agreement, the Tax Letter, the Fee Letter applicable to this Agreement, the Intercreditor Agreement or any other Operative Agreement to which it is a party. The indemnities contained in Section 7(c) of the Participation Agreements, and the provisions of Sections 3.01, 3.02, 3.03, 3.09, 7.05 and 7.07 hereof, shall survive the termination of this Agreement.

        Section 7.06.    Liability of the Primary Liquidity Provider.    (a) Neither the Primary Liquidity Provider nor any of its officers, employees, directors or Affiliates shall be liable or responsible for: (i) the use which may be made of the Advances or any acts or omissions of the Borrower or any beneficiary or transferee in connection therewith; (ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; or (iii) the making of Advances by the Primary Liquidity Provider against delivery of a Notice of Borrowing and other documents which do not comply with the terms hereof; provided, however, that the Borrower shall have a claim against the Primary Liquidity Provider, and the Primary Liquidity Provider shall be liable to the Borrower, to the extent of any damages suffered by the Borrower which were the result of (A) the Primary Liquidity Provider's willful misconduct or negligence in determining whether documents presented hereunder comply with the terms hereof, or (B) any breach by the Primary Liquidity Provider of any of the terms of this Agreement, including, but not limited to, the Primary Liquidity Provider's failure to make lawful payment hereunder after the delivery to it by the Borrower of a Notice of Borrowing strictly complying with the terms and conditions hereof.

        (b)   Neither the Primary Liquidity Provider nor any of its officers, employees, directors or affiliates shall be liable or responsible in any respect for (i) any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with this Agreement or any Notice of Borrowing delivered hereunder, or (ii) any action, inaction or omission which may be taken by it in good faith, absent willful misconduct or negligence (in which event the extent of the Primary Liquidity Provider's potential liability to the Borrower shall be limited as set forth in the immediately preceding paragraph), in connection with this Agreement or any Notice of Borrowing.

        Section 7.07.    Costs, Expenses and Taxes.    The Borrower agrees to pay, or cause to be paid (A) on the Effective Date and on such later date or dates on which the Primary Liquidity Provider shall make demand, all reasonable out-of-pocket costs and expenses (including, without limitation, the reasonable fees and expenses of outside counsel for the Primary Liquidity Provider) of the Primary Liquidity Provider in connection with the preparation, negotiation, execution, delivery, filing and recording of this Agreement, any other Operative Agreement and any other documents which may be delivered in connection with this Agreement and (B) on demand, all reasonable costs and expenses (including reasonable counsel fees and expenses) of the Primary Liquidity Provider in connection with (i) the enforcement of this Agreement or any other Operative Agreement, (ii) the modification or amendment of, or supplement to, this Agreement or any other Operative Agreement or such other documents which may be delivered in connection herewith or therewith (whether or not the same shall become effective) or (iii) any action or proceeding relating to any order, injunction, or other process or decree restraining or seeking to restrain the Primary Liquidity Provider from paying any amount under this Agreement, the Intercreditor Agreement or any other Operative Agreement or otherwise affecting the application of funds in the Class B Primary Cash Collateral Account. In addition, the Borrower shall pay any and all recording, stamp and other similar taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement, any other Operative Agreement and such other documents, and agrees to save the Primary Liquidity Provider harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes or fees.

        Section 7.08.    Binding Effect; Participations.    (a) This Agreement shall be binding upon and inure to the benefit of the Borrower and the Primary Liquidity Provider and their respective successors and assigns, except that neither the Primary Liquidity Provider (except as otherwise provided in this Section 7.08) nor (except as contemplated by Section 3.08) the Borrower shall have the right to assign its rights or obligations hereunder or any interest herein without the prior written consent of the other party, subject to the requirements of Section 7.08(b). The Primary Liquidity Provider may grant participations herein or in any of its rights hereunder (including, without limitation, funded participations and participations in rights to receive interest payments hereunder) and under the other Operative Agreements to such Persons as the Primary Liquidity Provider may in its sole discretion select (but excluding Northwest and any of its Affiliates), subject to the requirements of Section 7.08(b). No such granting of participations by the Primary Liquidity Provider, however, will relieve the Primary Liquidity Provider of its obligations hereunder. In connection with any participation or any proposed participation, the Primary Liquidity Provider may disclose to the participant or the proposed participant any information that the Borrower is required to deliver or to disclose to the Primary Liquidity Provider pursuant to this Agreement. The Borrower acknowledges and agrees that the Primary Liquidity Provider's source of funds may derive in part from its participants. Accordingly, references in this Agreement and the other Operative Agreements to determinations, reserve and capital adequacy requirements, increased costs, reduced receipts, additional amounts due pursuant to Section 3.03 and the like as they pertain to the Primary Liquidity Provider shall be deemed also to include those of each of its participants that are banks (subject, in each case, to the maximum amount that would have been incurred by or attributable to the Primary Liquidity Provider directly if the Primary Liquidity Provider, rather than the participant, had held the interest participated).

        (b)   If, pursuant to subsection (a) above, the Primary Liquidity Provider sells any participation in this Agreement to any bank or other entity (each, a "Transferee"), then, concurrently with the effectiveness of such participation, the Transferee shall (i) represent to the Primary Liquidity Provider (for the benefit of the Primary Liquidity Provider and the Borrower) either (A) that it is incorporated under the laws of the United States or a state thereof or (B) that under applicable law and treaties, no taxes will be required to be withheld with respect to any payments to be made to such Transferee in respect of this Agreement, (ii) furnish to the Primary Liquidity Provider and the Borrower either (x) a statement that it is incorporated under the laws of the United States or a state thereof or (y) if it is not so incorporated, two copies of a properly completed United States Internal Revenue Service Form W-8BEN or Form W-8ECI, as appropriate, or other applicable form, certificate or document prescribed by the Internal Revenue Service certifying, in each case, such Transferee's entitlement to a complete exemption from United States federal withholding tax in respect to any and all payments to be made hereunder, and (iii) agree (for the benefit of the Primary Liquidity Provider and the Borrower) to provide the Primary Liquidity Provider and the Borrower a new Form W-8BEN or Form W-8ECI, as appropriate, (A) on or before the date that any such form expires or becomes obsolete or (B) after the occurrence of any event requiring a change in the most recent form previously delivered by it and prior to the immediately following due date of any payment by the Borrower hereunder, certifying in the case of a Form W-8ECI or Form W-8BEN that such Transferee is entitled to a complete exemption from United States federal withholding tax on payments under this Agreement. Unless the Borrower has received forms or other documents reasonably satisfactory to it (and required by applicable law) indicating that payments hereunder are not subject to United States federal withholding tax, the Borrower will withhold taxes as required by law from such payments at the applicable statutory rate.

        Section 7.09.    Severability.    Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.

        Section 7.10.    GOVERNING LAW.    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

        Section 7.11.    Submission to Jurisdiction; Waiver of Jury Trial; Waiver of Immunity.    (a) Each of the parties hereto hereby irrevocably and unconditionally:

            (i)  submits for itself and its property in any legal action or proceeding relating to this Agreement or any other Operative Agreement, or for recognition and enforcement of any judgment in respect hereof or thereof, to the nonexclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and the appellate courts from any thereof;

           (ii)  consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

          (iii)  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form and mail), postage prepaid, to each party hereto at its address set forth in Section 7.02 hereof, or at such other address of which the Primary Liquidity Provider shall have been notified pursuant thereto; and

          (iv)  agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

        (b)   THE BORROWER AND THE PRIMARY LIQUIDITY PROVIDER EACH HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE RELATIONSHIP THAT IS BEING ESTABLISHED, including, without limitation, contract claims, tort claims, breach of duty claims and all other common law and statutory claims. The Borrower and the Primary Liquidity Provider each warrant and represent that it has reviewed this waiver with its legal counsel, and that it knowingly and voluntarily waives its jury trial rights following consultation with such legal counsel. THIS WAIVER IS IRREVOCABLE, AND CANNOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

        (c)   The Primary Liquidity Provider hereby waives any immunity it may have from the jurisdiction of the courts of the United States or of any State and waives any immunity any of its properties located in the United States may have from attachment or execution upon a judgment entered by any such court under the United States Foreign Sovereign Immunities Act of 1976 or any similar successor legislation.

        Section 7.12.    Execution in Counterparts.    This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

        Section 7.13.    Entirety.    This Agreement, the Intercreditor Agreement and the other Operative Agreements to which the Primary Liquidity Provider is a party constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior understandings and agreements of such parties.

        Section 7.14.    Headings.    Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

        Section 7.15.    PRIMARY LIQUIDITY PROVIDER'S OBLIGATION TO MAKE ADVANCES.    EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE OBLIGATIONS OF THE PRIMARY LIQUIDITY PROVIDER TO MAKE ADVANCES HEREUNDER, AND THE BORROWER'S RIGHTS TO DELIVER NOTICES OF BORROWING REQUESTING THE MAKING OF ADVANCES HEREUNDER, SHALL BE UNCONDITIONAL AND IRREVOCABLE, AND SHALL BE PAID OR PERFORMED, IN EACH CASE STRICTLY IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first set forth above.

STATE STREE TBANKND TRUT COMPANY,
not inits individual capacity but solely as Subordination Agent,as agent and trustee fort he Class B Trust, as Borrower
By:
Name: Title:
CDC FINANCE-CDC IXIS, as Primary Liquidity Provider
By:
Name: Title:
By:
Name: Title:

Annex I to
Revolving Credit Agreement

INTEREST ADVANCE NOTICE OF BORROWING

        The undersigned, a duly authorized signatory of the undersigned borrower (the "Borrower"), hereby certifies to CDC FINANCE-CDC IXIS (the "Primary Liquidity Provider"), with reference to the Revolving Credit Agreement (2001-2B) dated as of July 5, 2001, between the Borrower and the Primary Liquidity Provider (the "Liquidity Agreement"; the terms defined therein and not otherwise defined herein being used herein as therein defined or referenced), that:

          (1)   The Borrower is the Subordination Agent under the Intercreditor Agreement.

          (2)   The Borrower is delivering this Notice of Borrowing for the making of an Interest Advance by the Primary Liquidity Provider to be used, subject to clause (3)(v) below, for the payment of the interest on the Class B Certificates which was payable on                        ,            (the "Distribution Date") in accordance with the terms and provisions of the Class B Trust Agreement and the Class B Certificates, which Advance is requested to be made on                         ,            . The Interest Advance should be transferred to [name of bank/wire instructions/ABA number] in favor of account number [            ], reference [            ].

          (3)   The amount of the Interest Advance requested hereby (i) is $                        .    , to be applied in respect of the payment of the interest which was due and payable on the Class B Certificates on the Distribution Date, (ii) does not include any amount with respect to the payment of principal of, or Break Amount or Prepayment Premium on, the Class B Certificates, or the Class A Certificates, or interest on the Class A Certificates, (iii) was computed in accordance with the provisions of the Class B Certificates, the Class B Trust Agreement and the Intercreditor Agreement (a copy of which computation is attached hereto as Schedule I), (iv) does not exceed the Maximum Available Commitment on the date hereof, (v) does not include any amount of interest which was due and payable on the Class B Certificates on such Distribution Date but which remains unpaid due to the failure of the Depositary to pay any amount of accrued interest on the Deposits on such Distribution Date and (vi) has not been and is not the subject of a prior or contemporaneous Notice of Borrowing.

          (4)   Upon receipt by or on behalf of the Borrower of the amount requested hereby, (a) the Borrower will apply the same in accordance with the terms of Section 3.6(b) of the Intercreditor Agreement, (b) no portion of such amount shall be applied by the Borrower for any other purpose and (c) no portion of such amount until so applied shall be commingled with other funds held by the Borrower.

        The Borrower hereby acknowledges that, pursuant to the Liquidity Agreement, the making of the Interest Advance as requested by this Notice of Borrowing shall automatically reduce, subject to reinstatement in accordance with the terms of the Liquidity Agreement, the Maximum Available Commitment by an amount equal to the amount of the Interest Advance requested to be made hereby as set forth in clause (i) of paragraph (3) of this Notice of Borrowing and such reduction shall automatically result in corresponding reductions in the amounts available to be borrowed pursuant to a subsequent Advance.

        IN WITNESS WHEREOF, the Borrower has executed and delivered this Notice of Borrowing as of the            day of                        ,            .

STATE STREET BANK AND TRUST COMPANY,
not in its individual capacity but solely as Subordination Agent, as Borrower
By:
Name: Title:

SCHEDULE I TO INTEREST ADVANCE NOTICE OF BORROWING

[Insert Copy of Computations in accordance with Interest Advance Notice of Borrowing]

Annex II to
Revolving Credit Agreement

NON-EXTENSION ADVANCE NOTICE OF BORROWING

        The undersigned, a duly authorized signatory of the undersigned subordination agent (the "Borrower"), hereby certifies to CDC FINANCE-CDC IXIS (the "Primary Liquidity Provider"), with reference to the Revolving Credit Agreement (2001-2B) dated as of July 5, 2001, between the Borrower and the Primary Liquidity Provider (the "Liquidity Agreement"; the terms defined therein and not otherwise defined herein being used herein as therein defined or referenced), that:

          (1)   The Borrower is the Subordination Agent under the Intercreditor Agreement.

          (2)   The Borrower is delivering this Notice of Borrowing for the making of the Non-Extension Advance by the Primary Liquidity Provider to be used for the funding of the Class B Primary Cash Collateral Account in accordance with Section 3.6(d) of the Intercreditor Agreement, which Advance is requested to be made on                        ,             . The Non-Extension Advance should be transferred to [name of bank/wire instructions/ABA number] in favor of account number [    ], reference [    ].

          (3)   The amount of the Non-Extension Advance requested hereby (i) is $                        .    , which equals the Maximum Available Commitment on the date hereof and is to be applied in respect of the funding of the Class B Primary Cash Collateral Account in accordance with Section 3.6(d) of the Intercreditor Agreement, (ii) does not include any amount with respect to the payment of the principal of, or Break Amount or Prepayment Premium on, the Class B Certificates, or principal of, or interest or Break Amount or Prepayment Premium on, the Class A Certificates, (iii) was computed in accordance with the provisions of the Class B Certificates, the Class B Trust Agreement and the Intercreditor Agreement (a copy of which computation is attached hereto as Schedule I), and (iv) has not been and is not the subject of a prior or contemporaneous Notice of Borrowing under the Liquidity Agreement.

          (4)   Upon receipt by or on behalf of the Borrower of the amount requested hereby, (a) the Borrower will deposit such amount in the Class B Primary Cash Collateral Account and apply the same in accordance with the terms of Section 3.6(d) of the Intercreditor Agreement, (b) no portion of such amount shall be applied by the Borrower for any other purpose and (c) no portion of such amount until so applied shall be commingled with other funds held by the Borrower.

        The Borrower hereby acknowledges that, pursuant to the Liquidity Agreement, (A) the making of the Non-Extension Advance as requested by this Notice of Borrowing shall automatically and irrevocably terminate the obligation of the Primary Liquidity Provider to make further Advances under the Liquidity Agreement; and (B) following the making by the Primary Liquidity Provider of the Non-Extension Advance requested by this Notice of Borrowing, the Borrower shall not be entitled to request any further Advances under the Liquidity Agreement.

        IN WITNESS WHEREOF, the Borrower has executed and delivered this Notice of Borrowing as of the            day of                        ,            .

STATE STREET BANK AND TRUST COMPANY,
not in its individual capacity but solely as Subordination Agent, as Borrower
By:
Name: Title:

SCHEDULE I TO NON-EXTENSION ADVANCE NOTICE OF BORROWING

[Insert Copy of computations in accordance with Non-Extension Advance Notice of Borrowing]

Annex III to
Revolving Credit Agreement

DOWNGRADE ADVANCE NOTICE OF BORROWING

        The undersigned, a duly authorized signatory of the undersigned subordination agent (the "Borrower"), hereby certifies to CDC FINANCE-CDC IXIS (the "Primary Liquidity Provider"), with reference to the Revolving Credit Agreement (2001-2B) dated as of July 5, 2001, between the Borrower and the Primary Liquidity Provider (the "Liquidity Agreement"; the terms defined therein and not otherwise defined herein being used herein as therein defined or referenced), that:

          (1)   The Borrower is the Subordination Agent under the Intercreditor Agreement.

          (2)   The Borrower is delivering this Notice of Borrowing for the making of the Downgrade Advance by the Primary Liquidity Provider to be used for the funding of the Class B Primary Cash Collateral Account in accordance with Section 3.6(c) of the Intercreditor Agreement by reason of the downgrading of the short-term unsecured debt rating of the Primary Liquidity Provider issued by any Rating Agency below the Threshold Rating, which Advance is requested to be made on                        ,            . The Downgrade Advance should be transferred to [name of bank/wire instructions/ABA number] in favor of account number [    ], reference [            ].

          (3)   The amount of the Downgrade Advance requested hereby (i) is $                        .    , which equals the Maximum Available Commitment on the date hereof and is to be applied in respect of the funding of the Class B Primary Cash Collateral Account in accordance with Section 3.6(c) of the Intercreditor Agreement, (ii) does not include any amount with respect to the payment of the principal of, or Break Amount or Prepayment Premium on, the Class B Certificates, or principal of, or interest or Break Amount or Prepayment Premium on, the Class A Certificates, (iii) was computed in accordance with the provisions of the Class B Certificates, the Class B Trust Agreement and the Intercreditor Agreement (a copy of which computation is attached hereto as Schedule I), and (iv) has not been and is not the subject of a prior or contemporaneous Notice of Borrowing under the Liquidity Agreement.

          (4)   Upon receipt by or on behalf of the Borrower of the amount requested hereby, (a) the Borrower will deposit such amount in the Class B Primary Cash Collateral Account and apply the same in accordance with the terms of Section 3.6(c) of the Intercreditor Agreement, (b) no portion of such amount shall be applied by the Borrower for any other purpose and (c) no portion of such amount until so applied shall be commingled with other funds held by the Borrower.

        The Borrower hereby acknowledges that, pursuant to the Liquidity Agreement, (A) the making of the Downgrade Advance as requested by this Notice of Borrowing shall automatically and irrevocably terminate the obligation of the Primary Liquidity Provider to make further Advances under the Liquidity Agreement; and (B) following the making by the Primary Liquidity Provider of the Downgrade Advance requested by this Notice of Borrowing, the Borrower shall not be entitled to request any further Advances under the Liquidity Agreement.

III-1

        IN WITNESS WHEREOF, the Borrower has executed and delivered this Notice of Borrowing as of the            day of                        ,            .

STATE STREET BANK AND TRUST COMPANY,
not in its individual capacity but solely as Subordination Agent, as Borrower
By:
Name: Title:

III-2

SCHEDULE I TO DOWNGRADE ADVANCE NOTICE OF BORROWING

[Insert Copy of computations in accordance with Downgrade Advance Notice of Borrowing]

III-3

Annex IV to
Revolving Credit Agreement

FINAL ADVANCE NOTICE OF BORROWING

        The undersigned, a duly authorized signatory of the undersigned borrower (the "Borrower"), hereby certifies to CDC FINANCE-CDC IXIS (the "Primary Liquidity Provider"), with reference to the Revolving Credit Agreement (2001-2B) dated as of July 5, 2001, between the Borrower and the Primary Liquidity Provider (the "Liquidity Agreement"; the terms defined therein and not otherwise defined herein being used herein as therein defined or referenced), that:

          (1)   The Borrower is the Subordination Agent under the Intercreditor Agreement.

          (2)   The Borrower is delivering this Notice of Borrowing for the making of the Final Advance by the Primary Liquidity Provider to be used for the funding of the Class B Primary Cash Collateral Account in accordance with Section 3.6(i) of the Intercreditor Agreement by reason of the receipt by the Borrower of a Termination Notice from the Primary Liquidity Provider with respect to the Liquidity Agreement, which Advance is requested to be made on                        ,            . The Final Advance should be transferred to [name of bank/wire instructions/ABA number] in favor of account number [    ], reference [            ].

          (3)   The amount of the Final Advance requested hereby (i) is $                        .    , which equals the Maximum Available Commitment on the date hereof and is to be applied in respect of the funding of the Class B Primary Cash Collateral Account in accordance with Section 3.6(i) of the Intercreditor Agreement, (ii) does not include any amount with respect to the payment of principal of, or Break Amount or Prepayment Premium on, the Class B Certificates, or principal of, or interest or Break Amount or Prepayment Premium on, the Class A Certificates, (iii) was computed in accordance with the provisions of the Class B Certificates, the Class B Trust Agreement and the Intercreditor Agreement (a copy of which computation is attached hereto as Schedule I), and (iv) has not been and is not the subject of a prior or contemporaneous Notice of Borrowing.

          (4)   Upon receipt by or on behalf of the Borrower of the amount requested hereby, (a) the Borrower will deposit such amount in the Class B Primary Cash Collateral Account and apply the same in accordance with the terms of Section 3.6(i) of the Intercreditor Agreement, (b) no portion of such amount shall be applied by the Borrower for any other purpose and (c) no portion of such amount until so applied shall be commingled with other funds held by the Borrower.

          (5)   The Borrower hereby requests that the Advance requested hereby be a Base Rate Advance [and that such Base Rate Advance be converted into a LIBOR Advance on the third London Banking Day following your receipt of this notice]1.

        The Borrower hereby acknowledges that, pursuant to the Liquidity Agreement, (A) the making of the Final Advance as requested by this Notice of Borrowing shall automatically and irrevocably terminate the obligation of the Primary Liquidity Provider to make further Advances under the Liquidity Agreement; and (B) following the making by the Primary Liquidity Provider of the Final Advance requested by this Notice of Borrowing, the Borrower shall not be entitled to request any further Advances under the Liquidity Agreement.

(1)
Bracketed language may be included at Borrower's option.

        IN WITNESS WHEREOF, the Borrower has executed and delivered this Notice of Borrowing as of the            day of                        ,            .

STATE STREET BANK AND TRUST COMPANY,
not in its individual capacity but solely as Subordination Agent, as Borrower
By:
Name: Title:

SCHEDULE I TO FINAL ADVANCE NOTICE OF BORROWING

[Insert Copy of Computations in accordance with Final Advance Notice of Borrowing]

Annex V to
Revolving Credit Agreement

NOTICE OF TERMINATION

[Date]

State Street Bank and Trust Company,
  as Subordination Agent, as Borrower
2 Avenue de Lafayette
Boston, MA 02111

Attention: Corporate Trust Administration

  Revolving Credit Agreement (2001-2B) dated as of July 5, 2001, between State Street Bank and Trust Company, as Subordination Agent, as Borrower, and CDC FINANCE-CDC IXIS (the "Liquidity Agreement")

Ladies and Gentlemen:

        You are hereby notified that pursuant to Section 6.01 of the Liquidity Agreement, by reason of the occurrence of a Liquidity Event of Default and the existence of a Performing Note Deficiency (each as defined therein), we are giving this notice to you in order to cause (i) our obligations to make Advances (as defined therein) under such Liquidity Agreement to terminate on the fifth Business Day after the date on which you receive this notice and (ii) you to request a Final Advance under the Liquidity Agreement pursuant to Section 3.6(i) of the Intercreditor Agreement (as defined in the Liquidity Agreement) as a consequence of your receipt of this notice.

V-1

        THIS NOTICE IS THE "NOTICE OF TERMINATION" PROVIDED FOR UNDER THE LIQUIDITY AGREEMENT. OUR OBLIGATIONS TO MAKE ADVANCES UNDER THE LIQUIDITY AGREEMENT WILL TERMINATE ON THE FIFTH BUSINESS DAY AFTER THE DATE ON WHICH YOU RECEIVE THIS NOTICE.

Very truly yours,
CDC FINANCE-CDC IXIS, as Primary Liquidity Provider
By:
Name: Title:
cc:	State Street Bank and Trust Company of Connecticut, National Association, as Class B Trustee

V-2

Annex VI to
Revolving Credit Agreement

NOTICE OF REPLACEMENT SUBORDINATION AGENT

[Date]

Attention:

  Revolving Credit Agreement (2001-2B) dated as of July 5, 2001, between State Street Bank and Trust Company, as Subordination Agent, as Borrower, and CDC FINANCE-CDC IXIS (the "Liquidity Agreement")

Ladies and Gentlemen:

        For value received, the undersigned beneficiary hereby irrevocably transfers to:

[Name of Transferee]

[Address of Transferee]

all rights and obligations of the undersigned as Borrower under the Liquidity Agreement referred to above. The transferee has succeeded the undersigned as Subordination Agent under the Intercreditor Agreement referred to in the first paragraph of the Liquidity Agreement, pursuant to the terms of Section 8.1 of the Intercreditor Agreement.

        By this transfer, all rights of the undersigned as Borrower under the Liquidity Agreement are transferred to the transferee and the transferee shall hereafter have the sole rights and obligations as Borrower thereunder. The undersigned shall pay any costs and expenses of such transfer, including, but not limited to, transfer taxes or governmental charges.

VI-1

We ask that this transfer be effective as of                        ,             .

STATE STREET BANK AND TRUST COMPANY,
not in its individual capacity but solely as Subordination Agent, as Borrower
By:
Name: Title:

VI-2

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  Exhibit 99.77